Exhibit 99.7

Consent of Piper Jaffray & Co.

We hereby consent to the inclusion of our opinion letter dated April 8, 2008 as Annex C to, and to the reference thereto under the captions “SUMMARY-Opinion of EP MedSystems’ Financial Advisor,” “THE MERGER-Background of the Merger,” “THE MERGER-EP MedSystems Board of Directors Reasons for the Merger; Recommendation of the EP MedSystems Board of Directors,” “THE MERGER-Opinion of EP MedSystems’ Financial Advisor” in, the Joint Proxy Statement/Prospectus relating to the proposed merger transaction involving EP MedSystems, Inc. and St. Jude Medical, Inc., which Joint Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of St. Jude Medical, Inc. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Piper Jaffray & Co.

PIPER JAFFRAY & CO.

Minneapolis, Minnesota
May 21, 2008